EXHIBIT 10.7

VALUATION AGREEMENT

VALUATION AGREEMENT (the “Agreement”) made as of [●], by and between J.P. Morgan Commodity ETF Services LLC, a Delaware limited liability company (the “Sponsor”), and Metal Bulletin Ltd., a United Kingdom limited company (“Metal Bulletin” and in its capacity as valuation agent with respect to any Base Metal ETF, the “Valuation Agent”).

W I T N E S S E T H :

WHEREAS, the Sponsor proposes to sponsor from time to time certain exchange-traded investment vehicles (each, a “Base Metal ETF”) holding one or more physical metals (each, a “Base Metal”);

WHEREAS, the Sponsor wishes to retain Metal Bulletin in order to perform certain valuation services relating to the Base Metal ETFs, upon and subject to the terms and conditions of this Agreement; and

WHEREAS, the Valuation Agent has agreed to grant the right to use its valuations to each of the Base Metal ETFs, upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

ARTICLE 1
Valuation Services

Section 1.01.  Appointment; Valuation Services and Duties.

(a)      The Sponsor hereby appoints Metal Bulletin to be the valuation agent for each of the Base Metal ETFs, and Metal Bulletin hereby accepts such appointment and agrees to act as the Valuation Agent (as described herein).

(b)      With respect to each Base Metal ETF set forth in Schedule A hereto, the Valuation Agent shall perform the valuation services set forth in the applicable Schedule B hereto (the “Valuation Services”) beginning on the earlier of (i) the date on which the Sponsor and Metal Bulletin agree to a Schedule B with respect to such Base Metal ETF or (ii) the date this Agreement becomes effective with respect to such Base Metal ETF, as agreed to between the Sponsor and the Valuation Agent (each, an “Effective Date” and the earlier of such dates, the “Valuation Start Date”).  To the extent the Sponsor and the Valuation Agent agree to a Schedule B relating to a Base Metal ETF, the Sponsor and Valuation Agent shall enter into an addendum to this Agreement, which will add a Schedule B for such Base Metal ETF.  The Valuation Services shall be conducted in accordance with the valuation methodology agreed to between the Sponsor and the Valuation Agent for each Base Metal ETF from time to time (the “Valuation Methodology”).  The Valuation Agent and the Sponsor hereby agree that any Valuation Methodology adopted in accordance with this Section 1.01(b) shall exclude any pricing information provided by any affiliate of the Sponsor.

(c)      The Valuation Agent shall conduct its operations and perform its services, duties and obligations hereunder in good faith and with the care, skill, diligence and prudence that a prudent, experienced, sophisticated and expert professional would use in providing valuation services to a client.

Section 1.02.  Right to Use; Exclusivity.

(a)      The Valuation Agent hereby grants to the Sponsor, each Base Metal ETF set forth in Schedule A and the administrative agent for each such Base Metal ETF (the “Administrative Agent”) and to their respective affiliates the right to use the valuation data described in the applicable Schedule B for such Base Metal ETF (the “Valuation Data”).  The Valuation Agent acknowledges and agrees that the Sponsor, each Base Metal ETF and the Administrative Agent may provide such Valuation Data to any third party for any use or purpose reasonably related to the business of such Base Metal ETF.  To the extent that such valuations are published via a form of media (e.g., a Base Metal ETF website), the Sponsor will attribute such valuations to the Valuation Agent.

(b)      Concurrently or prior to the public dissemination of such information, the Valuation Agent will provide the Valuation Data on or after the Effective Date for such Base Metal ETF to the Sponsor, the applicable Base Metal ETF and the Administrative Agent; provided, however that the Valuation Agent shall provide such Valuation Data to the Sponsor, the applicable Base Metal ETF and the Administrative Agent, no later than the time specified in the applicable Schedule B on any applicable day.

(c)      During the term of this Agreement, the Valuation Agent shall not, without the prior written consent of the Sponsor, provide valuation duties or services that are identical or similar to the Valuation Services to any other exchange-traded fund or equivalent product that invests in or tracks one or more physical metals (or contracts for future delivery or other derivatives on physical metals), either of a single category or in any basket, that are similar to any of the physical metals held or to be held by any of the Base Metal ETFs set forth in Schedule A.

Section 1.03.  Certain Notifications.

(a)      The Valuation Agent shall notify the Sponsor and the Administrative Agent immediately in writing if:

(i)      the Valuation Agent is unable to perform the Valuation Services or carry out the Valuation Methodology for such Base Metal ETF at any time or for any reason;

(ii)      the Valuation Agent fails to comply with any of the provisions of this Agreement, including the applicable Schedule B; or

(iii)                 any of the representations or warranties of the Valuation Agent in this Agreement ceases to be true and correct.

(b)      The Valuation Agent shall notify the Sponsor and the Administrative Agent immediately upon the discovery of any material discrepancies, pricing issues, calculation errors or inaccuracies relating to the Valuation Data, Valuation Methodology or Valuation Services with respect to any Base Metal ETF, and shall cooperate in good faith with the Sponsor and the Administrative Agent to determine what action, if any, should be taken with respect to such matter.

Section 1.04.  Recordkeeping and Reporting.

(a)      The Valuation Agent shall maintain, for each Base Metal ETF, appropriate books and records relating to the Valuation Data, Valuation Methodology and Valuation Services, including the books and records indicated on the applicable Schedule B hereto, and such other books and records as the Sponsor or the Administrative Agent may reasonably request consistent with the requirements and books and records described in Schedule B (collectively, the “Books and Records”).  The Valuation Agent shall preserve such Books and Records for a period of at least ten (10) years from the end of the period to which they relate or until they are delivered to the duly appointed successor(s) to the Valuation Agent upon termination of this Agreement.  An independent third party, which is mutually agreed upon by the Sponsor and the Valuation Agent (such third party, the “Independent Third Party”), shall have the right to inspect such Books and Records upon reasonable notice.

(b)      With respect to each Base Metal ETF, in addition to the Valuation Data described in the applicable Schedule B, the Valuation Agent shall provide to the Sponsor:

(i)      for each fiscal year, not more than 30 calendar days after the last calendar day of such fiscal year, a certification that (A) during such fiscal year the Valuation Agent has complied with the terms and conditions of this Agreement and the Valuation Methodology as in effect from time to time during such fiscal year, and (B) the Valuation Agent’s representations and warranties in this Agreement continue to be materially true and correct;

(ii)      for each calendar quarter, reports or certifications that the Sponsor may request relating to the Valuation Data, Valuation Methodology and Valuation Services, including any such reports or certifications specified in the applicable Schedule B hereto; and

(iii)     such other reports or certifications at such other times as the Sponsor may reasonably request from time to time in response to an articulated, identifiable concern of the Sponsor, including but not limited to reports or certifications required to be delivered to a governmental agency or regulatory body.

(c)      If the Sponsor or the Administrative Agent reasonably believes upon review of any of the materials provided by the Valuation Agent pursuant to this Section 1.04 that there are or may be material discrepancies, pricing issues, calculation errors or inaccuracies with respect to the Valuation Data, Valuation Methodology or Valuation Services, the Valuation Agent shall cooperate in good faith with the Sponsor and the Administrative Agent to determine what action, if any, should be taken with respect to such matter.  Such cooperation shall not be deemed to be an acknowledgment by Valuation Agent that such pricing issues, calculation errors or inaccuracies have indeed occurred or constitute a violation of this Agreement.

ARTICLE 2
Fees

The Valuation Agent shall be entitled to compensation for its services hereunder, at such times and in such amounts as the Valuation Agent and the Sponsor shall agree from time to time (the “Valuation Fee”).

ARTICLE 3
Representations, Warranties and Covenants

Section 3.01.  Representations and Warranties of the Sponsor.  The Sponsor represents and warrants to, and agrees with, the Valuation Agent as of the date hereof and as of any subsequent date as follows:

(a)      The Sponsor has been duly organized and validly exists as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to conduct its business, and has all requisite power and authority to execute and deliver this Agreement.

(b)      The Sponsor is duly qualified and is in good standing in each jurisdiction where the conduct of its business requires such qualification.

(c)      This Agreement has been duly authorized, executed and delivered by the Sponsor and constitutes the valid and binding obligations of the Sponsor, enforceable against the Sponsor in accordance with its terms, and will not constitute a breach of, or default under, the Sponsor’s or any Base Metal ETF’s constituent documents, other instruments to which it is a party or by which it is bound or affected or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

Section 3.02.  Representations and Warranties of the Valuation Agent.  The Valuation Agent represents and warrants to, and agrees with, the Sponsor as of the date hereof and as of any subsequent date as follows:

(a)      The Valuation Agent has been duly organized and is validly existing as a limited company in good standing under the laws of the United Kingdom, with full power and authority to conduct its business, and has all requisite power and authority to execute and deliver this Agreement.

(b)      The Valuation Agent is duly qualified and is in good standing in each jurisdiction where the conduct of its business requires such qualification.

(c)      This Agreement has been duly authorized, executed and delivered by the Valuation Agent and constitutes the valid and binding obligations of the Valuation Agent, enforceable against the Valuation Agent in accordance with its terms, and will not constitute a breach of, or default under, the Valuation Agent’s constituent documents, other instruments to which it is a party or by which it is bound or affected or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(d)      The Valuation Agent has obtained all necessary registrations, licenses and approvals in order to perform its services, duties and obligations pursuant to this Agreement.

(e)      None of the Sponsor, the Administrative Agent or any Base Metal ETF is an advisor to the Valuation Agent as to legal, tax, accounting, regulatory or other matters in any jurisdiction and the Valuation Agent shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the services, duties and obligations contemplated hereunder.

(f)      The Valuation Agent shall act as an independent contractor in carrying out its services, duties and obligations pursuant to this Agreement.

(g)      The information furnished in writing by or on behalf of the Valuation Agent to the Sponsor or the Base Metal ETFs expressly for use in a registration statement or prospectus of a Base Metal ETF shall be true in all material respects and shall not contain any untrue statement of a material fact or arise out of or be based upon any omission to state a material fact in connection with such information required to be stated in such registration statement or prospectus or necessary to make such information not misleading.

Section 3.03.  Internal Compliance.

(a)      The Valuation Agent agrees that, at all times during the term of this Agreement, it shall not purchase or sell, and shall instruct its officers, directors, employees and agents not to purchase or sell, any securities of any Base Metal ETF (including, without limitation, shares of any Base Metal ETF or futures, options or other derivative instruments on any Base Metal ETF) and shall maintain such reasonable compliance policies and procedures reasonably designed to promote and monitor compliance with such instruction by the foregoing persons.

(b)      The Valuation Agent shall at all times during the term of this Agreement maintain written policies and procedures reasonably designed to (i) prevent any violation of applicable law, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934, and the Commodity Exchange Act of 1936, each as amended, in connection with the provision of services, duties and obligations by the Valuation Agent under this Agreement and (ii) ensure the Valuation Agent’s compliance with, and prevent any violation of, this Agreement (“Compliance Policies and Procedures”).

(c)      The Valuation Agent shall designate an individual (the “Compliance Officer”) who shall be responsible for administering the Compliance Policies and Procedures.  The Compliance Officer shall:

(i)      review on an ongoing basis the adequacy of the Compliance Policies and Procedures and the effectiveness of their implementation;

(ii)      provide a report to the Sponsor, no less frequently than annually, on the adequacy of the Compliance Policies and Procedures and the effectiveness of their implementation; and

(iii)     report promptly to the Sponsor (A) any violation of the Compliance Policies and Procedures and (B) any material weakness or inadequacy in the Compliance Policies and Procedures and the steps taken or to be taken to remedy such weakness.

Section 3.04.  Confidentiality.

(a)      The Valuation Agent acknowledges and understands that the Valuation Data and the Valuation Agent’s compliance with the provisions of Section 1.02 is of great value and importance to the success of the Sponsor’s and each Base Metal ETF’s business and to the protection of the shareholders of each Base Metal ETF.  The Valuation Agent shall safeguard and use commercially reasonable efforts to protect and prevent the unauthorized, negligent or inadvertent use or disclosure of the Valuation Data in violation of Section 1.02 and shall abide by the security requirements set forth in Appendix 1 hereto.

(b)      The Valuation Agent shall, and shall cause its officers, directors, employees and agents to, treat as confidential and proprietary all information relating to the Sponsor and each Base Metal ETF, including without limitation any business plans, operations or trade secrets (collectively, “Confidential Information”) of such persons and, except as reasonably necessary to effectuate the purposes of this Agreement, shall not, and shall cause its officers, directors, employees and agents not to, disclose such Confidential Information to any person other than the Sponsor, the applicable Base Metal ETF and authorized agents (including auditors and legal advisers) of such persons.

(c)      The Sponsor shall, and shall cause each Base Metal ETF and each of their respective officers, directors, employees and agents to, treat as confidential and proprietary all Confidential Information of the Valuation Agent and, except as reasonably necessary to effectuate the purposes of this Agreement, shall not, and shall cause the officers, directors, employees and agents of the Sponsor and each Base Metal ETF not to, disclose such Confidential Information to any unaffiliated persons other than the Valuation Agent and authorized agents (including auditors and legal advisers) of the Valuation Agent.

(d)      Notwithstanding Sections 3.04(b) and (c), if a party hereto (the “Requested Party”) is requested or required by depositions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or is otherwise required by law, statute, regulation, writ, decree or the like to disclose Confidential Information (a “Disclosure Demand”), the Requested Party shall provide the other party with prompt written notice of such Disclosure Demand so that the other party may seek, at its own costs, an appropriate protective order or other appropriate remedy and/or waive compliance with this provision.  Subject to applicable law and the specifics of the Disclosure Demand, the Requested Party shall use reasonable efforts to provide the other party a reasonable period of time to pursue any protective order or other remedy pursuant to the previous sentence (which, if deemed reasonable by the Requested Party under the circumstances, may include the Requested Party seeking additional time to respond to the Disclosure Demand).  If such order or other remedy is not sought or not obtained by the other party, or waiver not received by the Requested Party prior to the time by which such Confidential Information is required to be disclosed pursuant to the Disclosure Demand, then the Requested Party may without liability hereunder disclose to the person, entity or agency requesting or requiring the information, that portion of the Confidential Information that, in the reasonable opinion of the Requested Party’s counsel, is legally required to be disclosed.

For purposes of this Agreement, “Confidential Information” shall not include information that (i) is already publicly known, (ii) is developed by the recipient independently of the information provided by the disclosing party, or (iii) becomes known during or after the term of the Agreement without violation by the Valuation Agent of this provision.

(e)      In the event of a material breach by the Valuation Agent of this Section 3.04, the Valuation Agent acknowledges and agrees that damages would be an inadequate remedy and that the Sponsor shall be entitled to seek preliminary and permanent injunctive relief to preserve such confidentiality or limit improper disclosure of such Confidential Information without posting of bond or other security, but nothing herein shall preclude the Sponsor from pursuing any other action or remedy for any breach or threatened breach of this Agreement.  All remedies under this Section 3.04(e) shall be cumulative.

(f)      Notwithstanding any other provision of this Agreement, the Valuation Agent shall not be required to disclose, and the Sponsor shall not inquire, as to the identities of any market participants (such as dealers, consumers, producers, brokers or other market makers) from whom information may be sought by the Valuation Agent in connection with data provided by market participants to the Valuation Agent, the Valuation Services and the Valuation Methodology; provided that the Valuation Agent agrees to cooperate with the Sponsor in the event that the Sponsor becomes subject to a Disclosure Demand that would require the provision of such information.

Section 3.05.  Communications by Authorized Persons.

(a)      Unless otherwise specified herein, all communications, instructions and notices by the Sponsor and the Valuation Agent under this Agreement (including without limitation any Schedule B hereto) shall be in one of the methods authorized by Section 3.05(b) or otherwise set forth in the applicable Schedule B hereto, and shall be given by an authorized officer, employee or other representative of the Sponsor or the Valuation Agent, as applicable (an “Authorized Person”).  Each of the Sponsor and the Valuation Agent shall from time to time furnish to the other party, and the Valuation Agent shall furnish to the Administrative Agent, a Certificate of Authorized Signing Authorities stating the name(s) and title(s) of its Authorized Persons together with specimen signatures of all such Authorized Persons.  Each of the Sponsor and the Valuation Agent shall keep the other informed, and the Valuation Agent shall keep the Administrative Agent informed, as to any changes in its Authorized Persons and promptly deliver a revised or amended Certificate of Authorized Signing Authorities in such case.  Each of the Sponsor, the Valuation Agent and the Administrative Agent (vis-à-vis the Valuation Agent) shall be entitled to rely upon the identification of such persons as specified in such certificates as the persons entitled to act on behalf of the applicable other party for the purposes of this Agreement, until a revised or amended certificate in respect of the same is delivered to the Sponsor, the Valuation Agent or the Administrative Agent, as applicable, by the other party.

(b)      Each of the Sponsor, the Valuation Agent and the Administrative Agent (vis-à-vis the Valuation Agent) shall be entitled to rely and act upon any written communication or instruction signed by an Authorized Person of the other party that it reasonably believes to be genuine.  For purposes of the foregoing sentence, “any written communication or instruction” shall include: (i) written instructions (including by facsimile, email or other electronic transmissions) signed by an Authorized Person and (ii) such other forms of communication as may be agreed upon from time to time by the Sponsor or the Valuation Agent.  Except where otherwise provided in this Agreement, each of the Sponsor and the

Valuation Agent is further authorized to rely upon instructions received orally.  Any such oral instructions shall be promptly confirmed in writing.

Section 3.06.  Use of Names.

(a)      Neither the Sponsor nor any Base Metal ETF, nor any of their respective affiliates, shall use the name of the Valuation Agent, or any of its affiliates, in any prospectus, sales literature or other marketing materials relating to the Base Metal ETFs in any manner without the prior written consent of the Valuation Agent (which shall not be unreasonably withheld); provided, however, that the Valuation Agent hereby approves all lawful uses of the names of the Valuation Agent and its affiliates in each prospectus of the Base Metal ETFs and in all other materials which merely refer in accurate terms to the Valuation Agent’s appointment hereunder or which are required under applicable law or regulation (including the rules of any self-regulatory organization).

(b)      Neither the Valuation Agent nor any of its affiliates shall use (or permit the use of) the name of the Sponsor or any Base Metal ETF in any publicly disseminated materials, including sales literature or other marketing materials, in any manner without the prior written consent of the Sponsor (which shall not be unreasonably withheld); provided, however, that the Sponsor hereby approves all lawful uses of the Sponsor’s or any Base Metal ETF’s name in any required regulatory filings of the Valuation Agent which merely refer in accurate terms to the appointment of the Valuation Agent hereunder, or which are otherwise required under applicable law or regulation.

ARTICLE 4
Indemnification

Section 4.01.  Limitation of Liability.  The Valuation Agent shall be liable to the Sponsor Indemnified Persons (as defined below) for any direct damages, including reasonable attorneys’ fees, only to the extent such damages result from the Valuation Agent’s (i) gross negligence, bad faith or willful misconduct in the performance of its duties under this Agreement or (ii) breach of a representation or covenant contained in this Agreement.  Nevertheless, the Valuation Agent shall not be liable for any indirect, special or consequential damages (including, without limitation, lost profits) of any form, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

Section 4.02.  Indemnification of the Valuation Agent.  The Sponsor agrees to indemnify, defend and hold harmless the Valuation Agent, its partners, stockholders, members, directors, officers and employees and the successors and assigns of all of the foregoing, from and against any loss, damage, expense, liability or claim (including reasonable attorney’s fees, costs and expenses) arising out of or based upon the Valuation Agent’s performance of its duties under this Agreement, other than by reason of the Valuation Agent’s (i) own gross negligence, bad faith, willful misconduct or (ii) breach of a representation or covenant contained in this Agreement.

Section 4.03.  Indemnification of the Sponsor.  Subject to Section 4.01, the Valuation Agent agrees to indemnify, defend and hold harmless the Sponsor, its partners, stockholders, members, directors, officers and employees and the successors and assigns of all of the foregoing (each, a “Sponsor Indemnified Person”), from and against any loss, damage, expense, liability or claim (including reasonable attorney’s fees, costs and expenses) arising out of or based upon the Valuation Agent’s (i) gross negligence, bad faith or willful misconduct in the performance of its duties under this Agreement or (ii) breach of a representation or covenant contained in this Agreement.

Section 4.04. Proceedings.  If any action, suit or proceeding (each, a “Proceeding”) is brought against one party (the “indemnified party”) in respect of which indemnity may be sought against the other party (the “indemnifying party”) pursuant to this Article 4, the indemnified party shall promptly notify the indemnifying party in writing of the institution of such Proceeding and the indemnifying party shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnifying party and payment of all fees and expenses; provided, however, that the omission to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified party hereunder except to the extent that it has been materially prejudiced by such failure.  The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless any of the following apply:  (i) the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such Proceeding, or (ii) the indemnifying party shall not have, within a reasonable period of time in light of the circumstances, employed counsel to defend such Proceeding or such indemnified party or (iii) parties shall have reasonably concluded that there may be defenses or strategies available to it or them which are different from, additional to or in conflict with those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties), in any of which events described in clauses (i) through (iii) above, such fees and expenses shall be borne by the indemnifying party and paid as incurred (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding).  The indemnifying party shall not be liable for any settlement of any Proceeding effected without the indemnifying party’s written consent, but if settled with the indemnifying party’s written consent, the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have fully reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 business days’ prior notice of its intention to settle.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

ARTICLE 5
Term and Amendments

Section 5.01.  Term.

(a)      This Agreement shall become effective with respect to each Base Metal ETF as of the Effective Date for such Base Metal ETF, and shall continue until five years from the earliest such date (the “Initial Term”) and shall renew automatically thereafter for successive one-year periods (each, a “Renewal Term”).

(b)      This Agreement may be terminated by the Sponsor:

(i)      upon at least one hundred eighty (180) days’ prior written notice to the Valuation Agent, in whole or with respect to any Base Metal ETF, as of the end of the Initial Term or any Renewal Term;

(ii)      upon at least ninety (90) days’ prior written notice to the Valuation Agent, in whole or with respect to any Base Metal ETF, for a material breach by the Valuation Agent of its obligations under this Agreement (as determined by the Sponsor in good faith and a commercially reasonable manner);

(iii)                 upon at least ninety (90) days’ (or if impracticable, such shorter period as the Sponsor deems reasonable) prior written notice to the Valuation Agent, with respect to any Base Metal ETF, during or after the dissolution, liquidation, winding up or termination of such Base Metal ETF; or

(iv)                 upon at least ninety (90) days’ prior written notice to the Valuation Agent, with respect to each Base Metal ETF, if such Base Metal ETF fails to be listed and traded successfully on the relevant exchange.

(c)      This Agreement may be terminated by the Valuation Agent in whole or with respect to a Base Metal ETF:

(i)      as of the end of the Initial Term or any Renewal Term upon at least one hundred eighty (180) days’ prior written notice to the Sponsor;

(ii)      upon at least ninety (90) calendar days’ prior written notice to the Sponsor in whole or with respect to any Base Metal ETF, upon a material breach by either Sponsor or the Administrative Agent of its obligations under this Agreement (as determined by the Valuation Agent in good faith and a commercially reasonable manner); provided, however that the Valuation Agent will provide at least thirty (30) calendar day’s prior written notice to the Sponsor of its material breach and given the Sponsor at least thirty (30) calendar day’s to remedy such breach; or

(iii)                 immediately upon (A) any act by, against, or relating to the Valuation Agent or Sponsor, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person pursuant to court action or otherwise, over all or any part of such party’s property; or (B) the filing of any complaint, application, or petition by or against the Valuation Agent or Sponsor initiating any matter in which the Valuation Agent or Sponsor is or may be granted any relief from its debts pursuant to a bankruptcy or to any other insolvency statute or procedure.

(d)      Following the termination of this Agreement by the Sponsor with respect to a Base Metal ETF, or if the Sponsor or the Valuation Agent are unable to agree to the terms of a Schedule B with respect to any such Base Metal ETF, the Sponsor shall promptly, and without requiring any consent of the Valuation Agent, amend Schedule A to remove the applicable Base Metal ETF and shall deliver a revised Schedule A to the Valuation Agent, and except as otherwise specifically provided otherwise in this Agreement, the Schedule B relating to such Base Metal ETF shall cease to be of any force or effect.

(e)      Upon the termination of this Agreement, in whole or with respect to any Base Metal ETF:

(i)      this Agreement shall be of no further force or effect with respect to the Sponsor, the Valuation Agent and the applicable Base Metal ETF(s); provided, however, that the following provisions shall survive the termination of this Agreement:  Sections 1.04(a), 3.04 (for a period of two (2) years following such termination), 5.01(e) and 6.04 to 6.07, and Article 4;

(ii)      the Valuation Agent, at the Sponsor’s expense and direction, shall transfer to the Third Party or any successor valuation agent, all relevant books, records and other data established or maintained by the Valuation Agent under this Agreement (or copies of such materials certified by the Valuation Agent to be accurate and complete); and

(iii)                 the Valuation Agent and the Sponsor shall cooperate reasonably with each other in connection with any notices, filings, examinations or investigations or the provision of any other information required by any governmental entity or regulatory body, whether relating to such expiration or termination or otherwise.

ARTICLE 6
Miscellaneous

Section 6.01.  Notices.  Any notice required or permitted to be given by any party to the other under this Agreement shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of facsimile, email or other electronic transmission, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Sponsor, at:

Global Commodities Group
Attention: Head of Commodity Investor Sales
383 Madison Avenue, 10th Floor
New York, NY 10179

JPMorgan Legal Department
Attention: Structured Products Group
277 Park Avenue, 13th Floor
New York, NY 10172-0003

If to the Valuation Agent, at:

Metals Bulletin Ltd.
Nestor House
Playhouse Yard

London, EC4V 5EX
United Kingdom

Attention:  Cameron Hunt
Telephone: +44(0)207-827-6432
Fax: +44(0)207-827-6430
Email: chunt@metalbulletin.com

with a copy to:

Raju Daswani
Metals Bulletin Ltd.
Nestor House
Playhouse Yard
London, EC4V 5EX
United Kingdom
Telephone: +44 (0)207-827-6002
Fax: ++44 (0)207-928-1829
Email: rdaswani@metalbulletin.com

Section 6.02.  Binding Effect; Assignability; Benefit.

(a)      This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, and permitted assigns.

(b)      Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other party hereto; provided, however, that the Sponsor may assign this Agreement to any affiliate without the prior consent of the Valuation Agent.

Section 6.03.  Waiver; Amendment.  Except as otherwise provided in this Agreement, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.  For the avoidance of doubt, the parties hereto may amend the schedules from time to time and may add, amend or supplement Schedule A or any Schedule B to reflect the addition of any Base Metal ETFs that may in the future be sponsored by the Sponsor.

Section 6.04.  No Third-Party Beneficiaries.  This Agreement is solely and exclusively for the benefit of (i) the parties hereto, (ii) the Base Metal ETFs and (iii) solely for the purposes of Article 4 of this Agreement, the indemnified persons referred to in such Article 4, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer on any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.05.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

Section 6.06.  Jurisdiction.  The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.01 shall be deemed effective service of process on such party.

Section 6.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.08.  Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.09.  Entire Agreement.  This Agreement, including the Schedules and Appendices hereto, sets out the entire agreement between the parties with respect to the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the services provided herein, whether oral or written.

Section 6.10.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Remainder of Page Intentionally Left Blank; Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

J.P. MORGAN COMMODITY ETF SERVICES LLC

By:
Name:
Title:

METAL BULLETIN LTD.

By:
Name:
Title:

SCHEDULE A

Base Metal ETFs

The following schedule sets forth each Base Metal ETF sponsored or to be sponsored by the Sponsor.

Name of Base Metal ETF	Base Metal(s) To Be Held	Schedule B
1. J.P. Morgan Physical Copper Trust	Copper	Schedule B-1
2. J.P. Morgan Industrial Metals Trust	Copper, Aluminum, Nickel, Zinc and Lead	TBD
3. J.P. Morgan Physical Aluminum Trust	Aluminum	TBD
4. J.P. Morgan Physical Nickel Trust	Nickel	TBD
5. J.P. Morgan Physical Zinc Trust	Zinc	TBD
6. J.P. Morgan Physical Lead Trust	Lead	TBD

SCHEDULE B-1

J.P. Morgan Physical Copper Trust
Valuation Services

The following schedule sets forth the Valuation Services to be provided by the Valuation Agent with respect to the Copper Trust.  Capitalized terms used herein without definition have the meanings set forth in the Agreement.

1.           Definitions.

(a)
“Actual Transaction Price” means, with respect to any Business Day and with respect to a Warehouse Location, an amount in U.S. dollars equal to the price per metric ton of Copper for a standard offer to purchase or sell Copper of the same form and specifications as the Copper permitted to be transferred to the Copper Trust, from or to the relevant designated delivery point for such Warehouse Location, which is derived from an actual transaction that (a) involves the sale of a minimum of 25 metric tons of Copper; (b) is a cash or Settlement Price transaction; (c) includes all costs of delivery, including, but not limited to, freight, insurance, transport and stevedore costs and any other costs customarily incurred in connection with transactions in Copper in the respective Warehouse Location; and (d) excludes any customs duties or VAT.

(b)	“Administrative Agent” means JPMorgan Chase Bank, National Association.

(c)	“Agreement” means the Valuation Agreement of which this Schedule B-1 forms a part, including this Schedule B-1 and any related schedules, appendices or exhibits hereto.

(d)
“Average Price of Copper” means, with respect to any Business Day and with respect to a Warehouse Location, an amount in U.S. dollars equal to the price per metric ton of Copper in such Warehouse Location as determined by the Valuation Agent in accordance with Section 2 of this Schedule B-1.

(e)	“Business Day” means any day on which NYSE Arca is scheduled to be open for regular trading and that is not a holiday in London, England.

(f)
“Cheapest-to-Deliver Location” means, with respect to any Business Day, the Warehouse Location with the lowest Locational Premium as determined by the Valuation Agent in its sole discretion pursuant to the Valuation Methodology and the terms hereof.

(g)	“Copper” means Grade A Copper, as defined under the standards promoted and maintained by the LME.

(h)	“Copper Trust” means the J.P. Morgan Physical Copper Trust or any successor thereof.

(i)	“Indicative Price” means, with respect to any Business Day and with respect to a Warehouse Location, an amount in U.S. dollars equal to the price per metric ton of

Copper for a hypothetical indicative offer to purchase or sell Copper of the same form and specifications as the Copper held by the Copper Trust, from or to the relevant designated delivery point for such Warehouse Location, which shall be based upon a hypothetical indicative transaction that (a) involves the sale of a minimum of 10 lots, or approximately 250 metric tons, of Copper; (b) is a cash or Settlement Price transaction; (c) includes all costs of delivery, including, but not limited to, freight, insurance, transport and stevedore costs and any other costs customarily incurred in connection with transactions in Copper in the respective Warehouse Location; and (d) excludes any customs duties or VAT.

(j)
“Locational Premium” means, with respect to any Business Day, the amount in U.S. dollars in respect of each Warehouse Location that is equal to the Average Price of Copper for such Warehouse Location minus the Settlement Price of Copper on such Business Day, as determined by the Valuation Agent pursuant to the Valuation Methodology and the terms hereof.  For the avoidance of doubt, a Locational Premium may be a positive or negative amount.

(k)
“Selected Poll Participants” means any physical copper dealers, consumers, producers, brokers or other market makers chosen by the Valuation Agent in accordance with the Valuation Methodology, and shall include both buying and selling participants.

(l)
“Settlement Price” means, with respect to any Business Day, the official cash sellers price per metric ton of Copper on the London Metal Exchange or any successor exchange (the “LME”), stated in U.S. dollars, as determined by the LME at the end of the morning’s second ring session for Copper at approximately 12:35 p.m. London time on each day that the LME is open for trading and displayed on Bloomberg page “LOCADY <comdty>” or any successor page.

(m)	“Valuation Data” means, with respect to the Copper Trust, the Locational Premium for each Warehouse Location.

(n)	“Valuation Records” means the Books and Records required to be maintained in accordance with Section 4 of this Schedule B.

(o)	“Warehouse Location” means a Henry Bath Group warehouse location where Copper is permitted to be held by the Copper Trust, as set forth in Schedule B-1.1.

2.           Calculation of Locational Premia.  On each Business Day, the Valuation Agent shall (i) calculate the Locational Premium of each Warehouse Location in accordance with the Valuation Methodology and (ii) after calculating the Locational Premium for each Warehouse Location, determine whether the Cheapest-to-Deliver Location has changed from one Warehouse Location to another Warehouse Location since the previous Business Day.  If such day is not a Business Day in such Warehouse Location, the Valuation Agent will provide to the Sponsor and the Administrative Agent the last available Locational Premia available for such Warehouse Location (i.e., the Locational Premia from the immediately preceding Busienss Day).

3.           Reports.  No later than 5:00 p.m London time on each Business Day, the Valuation Agent shall provide to the Administrative Agent, via electronic mail or any other means of communication as agreed to by the Sponsor and the Valuation Agent (i) the Locational Premium for each Warehouse Location by spreadsheet or other format as agreed to by the Sponsor and the Valuation Agent,, (ii) a list of Warehouse

Locations, if any, for which a Locational Premium has not been calculated by the Valuation Agent and an explanation for such omission(s) and (iii) a notification of whether or not the Cheapest-to-Deliver Location has changed since the previous Business Day, with such notice identifying the previous and new Cheapest-to-Deliver Locations.

4.           Valuation Records.  In accordance with Section 1.04 of the Agreement, the Valuation Agent shall maintain appropriate books and records relating to the Valuation Data for the Copper Trust, including, without limitation, daily records of:

(a)
the identities of the Selected Poll Participants polled, the time at which such persons were polled and the information that was requested from such Selected Poll Participants, including whether information was requested regarding Actual Transaction Prices and/or Indicative Prices;

(b)	the step-by-step method of calculating the Locational Premium, Average Price of Copper, the Actual Transaction Prices and Indicative Prices for each Warehouse Location, including:

1.	the transaction information obtained, utilized, materially missing from and/or disregarded by the Valuation Agent (and reasons why, as applicable);

2.
the method of aggregating and weighting Actual Transaction Prices and Indicative Prices to determine the Average Price of Copper and the factors that were considered or disregarded in making any such determination; and

3.
any particular Actual Transaction Price or Indicative Price that was significantly higher or lower than the price for other comparable transactions, the proof of transaction price requested from the Selected Poll Participant (in the case of an Actual Transaction Price) and a record of whether such price was used or disregarded in any valuation determination made hereunder;

(c)	any calculation errors, inaccuracies or other pricing issues, and a record of when such errors or issues were discovered and how they were resolved; and

(d)	any changes or proposed changes to the Valuation Methodology, including the reasons for such change or proposed change.

5.           Modifications to Valuation Methodology.

(a)
The Valuation Agent shall have the right to modify the Valuation Methodology in response to prevailing market conditions, including but not limited to alteration of the weighting of indicative prices, treatment of outliers, and data collection methodology, without the prior approval of the Sponsor or the Administrative Agent, provided, that (i) such modification shall be consistent in all respects with this Schedule B-1 and all other obligations of the Valuation Agent pursuant to the Agreement, (ii) the Valuation Agent shall notify the Sponsor and the Administrative Agent in writing promptly, and in any event within ten (10) Business Days, of any such modification to the Valuation Methodology and the reason(s) therefore, and (iii) such notification shall include or be accompanied by a certification from the

Valuation Agent that the applicable modification meets the criteria specified in clause (i).

(b)
If the Valuation Agent at any time determines that a modification to this Schedule B-1 would be necessary or desirable, the Valuation Agent shall notify the Sponsor and the Administrative Agent of the proposed modification, the reason(s) therefore, and the proposed date for such modification, if adopted, to take effect.  The Valuation Agent shall use reasonable efforts to provide the Sponsor and the Valuation Agent at least ten (10) Business Days to consider such modification.   Any such modification may be adopted only in accordance with Section 6.03 of the Agreement.

6.           Warehouse Locations.  The Sponsor may add or remove Warehouse Locations from Exhibit B-1.1 from time to time in its discretion.  The Administrative Agent shall promptly notify the Valuation Agent of any addition or removal of Warehouse Locations by the Sponsor and promptly deliver a revised Exhibit B.1 to the Valuation Agent; provided, however that any increase in the number of Warehouse Locations by more than 50% at any one time, shall require the consent of the Valuation Agent.  Notwithstanding anything to the contrary herein contained, a Warehouse Location shall be not included if, in Valuation Agent’s good faith and commercially reasonable manner, the number or size of the transactions is not representative of, or an appropriate indicator of, the market.

7.           Certain Acknowledgments.  The Sponsor acknowledges and understands that the prices and other information to be reported are obtained by the Valuation Agent from various sources believed by the Valuation Agent to be reliable, but such information may not be independently verified in each case by Valuation Agent and the Valuation Agent has no ability to control or require the participation of any Selected Poll Participant in connection with the Valuation Services and the Valuation Methodology.  Efforts shall be made by the Valuation Agent to ensure that pricing information is representative, but because of the possibility of human or mechanical error by the parties to the Valuation Process, the Valuation Agent does not guarantee the accuracy or completeness of any information reported nor shall it be responsible or liable for errors or omissions or the results obtained by the use of the information.  For the avoidance of doubt, nothing in this Section 7 of this Schedule B-1 shall be deemed to limit or restrict any liability to which the Valuation Agent may be subject pursuant to Section 4.01 of the Agreement.

Exhibit B-1.1

(to Schedule B-1)

Warehouse Locations of the Copper Trust

1.	The Netherlands (Rotterdam)

2.	Singapore (Singapore)

3.	South Korea (Busan and Gwangyang)

4.	United States (Baltimore, Chicago and New Orleans)

5.	People’s Republic of China (Shanghai)

Appendix 1

Provisions Relating to the Handling of Valuation Data

1.           Communication Methodology

•
In cases where an online or electronic network is used for collecting information to be used in generating the Valuation Data (such information, “Valuation Data Inputs”) or disseminating the Valuation Data to the Sponsor or the Administrative Agent for a Base Metal ETF, access to the network by parties shall be strictly controlled.  Only a limited and controlled group of employees of the Valuation Agent, who have been informed of the confidential nature of the Valuation Data and the Valuation Data Inputs, shall participate in the collection of the Valuation Data Inputs.

•
In cases where the Valuation Agent provides courier service for the pickup or delivery of hard copies of Valuation Data or Valuation Data Inputs, the Valuation Agent shall be responsible for, and shall use commercially reasonable efforts to maintain the security of such material.

•
Any indication of tampering or manipulation in the collection of Valuation Data Inputs or the dissemination of the Valuation Data to the Sponsor or the Administrative Agent for any Base Metal ETF shall be reported promptly to the Sponsor and the Administrative Agent.

2.           Storage and Processing

•
Once Valuation Data Inputs are received by the Valuation Agent, access to such Valuation Data Inputs and to the Valuation Data derived therefrom shall be restricted to a limited and controlled group of employees of the Valuation Agent with a need to access such information, who have been informed of the confidential nature of the Valuation Data Inputs and the Valuation Data.

•
Any indication of tampering or manipulation in the storage or processing of Valuation Data Inputs or the Valuation Data for any Base Metal ETF shall be reported promptly to the Sponsor and the Administrative Agent.

3.           Archival/Disposal

•
In cases where long-term storage of Valuation Data Inputs, Valuation Data or other books and records is required under the Agreement, the Valuation Agent shall be responsible for, and shall use commercially reasonable efforts to maintain the security of such material.

•
Subject to the recordkeeping requirements under the Agreement, mechanisms for disposal of Valuation Data Inputs, Valuation Data and other books and records must at minimum provide for destruction of the media such that information is unreadable.  Treatment may include shredding or appropriate cleaning of magnetic media.  Such treatment is only necessary for information that is still non-public.

4.           Publication

•
Prior and subsequent to publication of the Valuation Data, the Valuation Agent shall use commercially reasonable efforts to secure all information concerning the Valuation Data Inputs and Valuation Data against unauthorized access.

•
The Valuation Agent shall promptly notify the Sponsor and the Administrative Agent in writing of any unauthorized, negligent or inadvertent use or disclosure of the Valuation Data Inputs or Valuation Data of which it is aware.

For the avoidance of doubt, the foregoing Provisions Relating to the Handling of Valuation Data shall not be interpreted to restrict or limit the Valuation Agent from adopting more stringent policies and procedures for handling Valuation Data Inputs, Valuation Data and other confidential information.

Certificate of Authorized Signing Authorities of the Sponsor

(as of [●])

Name and Title	Signature specimen
Shawn Berry, Executive Director	_______________________________
Michael A. Camacho, Managing Director	_______________________________
Neil Clift, Managing Director	_______________________________
Petra Lottig, Managing Director	_______________________________
Timothy Owens, Managing Director	_______________________________
Peter Sellers, Managing Director	_______________________________

Certificate of Authorized Signing Authorities of the Valuation Agent

(as of [●])

Name	Signature specimen
Cameron Hunt	_______________________________
Raju Daswani	_______________________________